Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Four Leaf Acquisition Corporation on Amendment No. 4 to Form S-1 File No. 333-267399 of our report dated March 6, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Four Leaf Acquisition Corporation as of December 31, 2022 and for the period from March 3, 2022 (inception) through December 31, 2022, which report appears in the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

March 6, 2023